UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BROADSTONE NET LEASE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

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March 23, 2018

Dear Fellow Stockholder of Broadstone Net Lease, Inc.:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Broadstone Net Lease, Inc. (the “Company”), which is to be held on Tuesday, May 8, 2018, at 3:00 p.m., Eastern Time, at the Dryden Theatre at the George Eastman Museum, 900 East Avenue, Rochester, New York. Our directors and officers look forward to greeting you personally.

At the Annual Meeting, you will be asked to: (i) elect the director nominees described in the enclosed proxy statement to our Board of Directors; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and (iii) consider and act on such other matters as may properly come before the Annual Meeting and any adjournment thereof.

Our Board of Directors has fixed the close of business on March 1, 2018, as the record date for this annual meeting. Only record holders of shares of our common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

If you are planning on attending the meeting, you are welcome to vote in person; however, it would be helpful for us to receive as many votes as possible in advance, so that we can be assured of having a quorum represented.

A proxy card with return envelope is enclosed for your use. This year we are pleased to offer additional voting options including voting by phone or internet. Further instructions are located on the enclosed proxy card. Should you have any questions about the process or any of the candidates, please feel free to contact us. Your support is important to us and we look forward to seeing you at the Annual Meeting.

Sincerely,

Amy L. Tait	Christopher J. Czarnecki
Executive Chairman and Chief Investment Officer	Chief Executive Officer

800 Clinton Square

Rochester, New York 14604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2018

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders (“Annual Meeting”) of BROADSTONE NET LEASE, INC. (the “Company”) will be held at 3:00 p.m., Eastern Time, on Tuesday, May 8, 2018, at the Dryden Theatre at the George Eastman Museum, 900 East Avenue, Rochester, New York.

In addition to providing stockholders a report on the business of the Company, the Annual Meeting will be held for the following purposes:

1.	to elect directors to our Board of Directors for the ensuing year;
2.	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and
3.	to transact such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors of the Company set the close of business on March 1, 2018, as the record date (the “Record Date”) for the Annual Meeting. Only stockholders whose names appear on the stock register of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. This proxy statement and proxy card are being mailed to stockholders on or about March 23, 2018.

By Order of the Board of Directors of Broadstone Net Lease, Inc.,

John D. Moragne
EVP, General Counsel, CCO, and Secretary
March 23, 2018

Your vote is very important without regard to the number of shares you own on the Record Date. Although you are invited to attend the meeting and vote your shares in person, if you are unable to attend, you can authorize a proxy to vote your shares easily and quickly by mail or over the internet or by telephone. In order to authorize your proxy by mail, please indicate your voting instructions on the enclosed proxy ballot, date and sign it, and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to authorize your proxy by telephone or over the internet, follow the instructions on the enclosed proxy card.

If, after providing voting instructions, you later decide to change your vote, you may do so by (i) attending the meeting, including any adjournments or postponements thereof, revoking your proxy and voting your shares in person, or (ii) submitting a new proxy authorization by mail, via the internet or by telephone. Your subsequent proxy authorization will supersede any proxy authorization you previously made.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 8, 2018

Our Annual Report for the fiscal year ended December 31, 2017, the Notice of Annual Meeting of Stockholders, this proxy statement, and a form of proxy are available at www.proxypush.com/broadstone.

800 Clinton Square

Rochester, New York 14604

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2018

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

We are providing you with this proxy statement, which contains information about the items to be voted upon at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”). Our principal executive offices are located at 800 Clinton Square, Rochester, New York 14604. The words “we,” “us,” “our,” or “Company,” refer to Broadstone Net Lease, Inc.

When and where is the Annual Meeting?

The Annual Meeting will be held on Tuesday, May 8, 2018, at 3:00 p.m., Eastern Time, at the Dryden Theatre at the George Eastman Museum, 900 East Avenue, Rochester, New York.

What is this document and why did I receive it?

This proxy statement and the enclosed proxy card are being furnished to you as a stockholder of Broadstone Net Lease, Inc. because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement contains information that stockholders should consider before voting on the proposals to be presented at the Annual Meeting.

We intend to mail this proxy statement and accompanying proxy card on or about March 23, 2018, to all stockholders of record entitled to vote at the Annual Meeting.

What is a Proxy?

A proxy is a person who votes the shares of stock of another person who is not able to attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing the designated officers of the Company as your proxy and you are giving them authority to vote your shares of common stock at the Annual Meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, the proxies will vote in accordance with the recommendation of our Board of Directors with respect to any proposals to be voted upon or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, the proxies will not vote your shares of common stock. Therefore, it is important for you to return the proxy card to us (or submit your proxy via telephone or electronically) as soon as possible, regardless of whether you plan on attending the meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the following two proposals:

1.	the election of directors to our Board of Directors for the ensuing year; and
2.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Our management will also provide attendees with a presentation and respond to questions from our stockholders. In addition, representatives of Deloitte & Touche LLP, our independent registered public accounting firm, are expected to be available during the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.

How is this solicitation being made and who will bear the costs of soliciting votes?

Solicitation of proxies will be primarily by mail. Our directors, officers, and our manger’s employees, none of who will receive additional compensation for their services, may also solicit proxies by telephone, in person, or by e-mail. We have hired Donnelley Financial Solutions (“Donnelley”) and Mediant Inc. (“Mediant”) to assist us in the distribution of our proxy materials and for the solicitation of proxy votes.

All the expenses of soliciting proxies, including preparing, assembling, printing, and mailing the materials used in the solicitation of proxies, will be borne by us, and we will pay Donnelley and Mediant customary fees and expenses for these services.

Will my vote make a difference?

Yes! Your vote is needed to ensure that the proposals can be acted upon. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of our Company.

Who is entitled to vote?

Holders of record of our shares of common stock, $0.001 par value per share (the “Common Stock”), as of the close of business on March 1, 2018 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. As of the Record Date, there were 19,377,843.745 shares of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Each such outstanding share of Common Stock entitles its holder to cast one vote on each proposal to be voted on during the Annual Meeting.

What constitutes a quorum?

The presence, either in person or by proxy, of at least a majority of the shares of Common Stock entitled to vote at the Annual Meeting on any matter will constitute a quorum. If a quorum is not present at the Annual Meeting, or if a quorum is present but sufficient votes to approve a proposal are not received, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to a date not more than 120 days from the original Record Date to permit further solicitation of proxies.

How is quorum determined?

For the purpose of determining whether a quorum is present at the Annual Meeting, we will count shares represented in person or by properly executed proxy. We will treat shares that abstain from voting as to a particular matter and broker non-votes (defined below) as shares that are present at the Annual Meeting for purposes of determining whether a quorum exists, but we will not count them as votes cast on such matter. A “broker non-vote” occurs when a broker does not vote on a matter on the proxy card because the broker does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

How Many Votes Are Required to Approve Each Proposal?

Election of Directors. Under Maryland law and the Company’s Bylaws, Directors will be elected by a plurality of the votes cast at the Annual Meeting. Two of the nominees to our Board of Directors have been nominated by Broadstone Asset Management, LLC, the Company’s asset manager (the “Asset Manager”). Pursuant to the Voting Agreement and Irrevocable Proxy contained in your Subscription Agreement for shares of Common Stock, you have designated officers of the Company to vote your shares in favor of the election of these nominees. With respect to the remaining seven nominees, the officer holding the proxies solicited in connection with this Annual Meeting will vote the shares as designated on the proxy, or if no such designation is made, in favor of the election of the nominees.

Ratification of Auditors. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018, requires the affirmative vote of at least a majority of all votes cast at the Annual Meeting in person or by proxy. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

How do I vote?

If you are a registered stockholder as of the Record Date, you may vote in person by attending the Annual Meeting. If you intend to vote in person at the Annual Meeting, you must bring a valid government-issued photo identification, such as a driver’s license or a passport. Additionally, you may use any of the following options for authorizing a proxy to vote your shares prior to the Annual Meeting:

1.	by mail by completing, signing, dating, and returning the enclosed proxy card;
2.	by telephone by calling 1-866-390-5372 and following the instructions; or
3.	via the Internet by going to www.proxypush.com/broadstone and following the on-screen instructions.

If you authorize a proxy by telephone or internet, you are not required to mail your proxy card. See the attached proxy card for additional instructions on how to vote.

All proxies that are properly executed and received by us prior to the Annual Meeting, and are not revoked, will be voted at the Annual Meeting in accordance with the instructions on those proxies. If no instructions are specified on a properly executed proxy, it will be voted FOR the election of each of the Director nominees set forth in Proposal No. 1 and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as set forth in Proposal No. 2.

Even if you plan to attend the Annual Meeting in person, we urge you to submit a proxy by mail, telephone, or via the internet to ensure the representation of your shares at the Annual Meeting.

How do I vote if I hold my shares in “street name”?

If your shares are held by your bank or broker as your nominee (that is, in “street name”), you are considered the beneficial owner of your shares, but your bank or broker are considered the record owner. You should receive a proxy or voting instruction form from the institution that holds your shares. Follow the instructions included on that form regarding how to instruct your broker to vote your shares.

If your shares are held in street name and you wish to attend the Annual Meeting and/or vote in person, you must bring your broker or bank voting instruction card and a proxy, executed in your favor, from the record holder of your shares. In addition, you must bring a valid government-issued photo identification, such as a driver’s license or a passport.

How does the Board of Directors recommend that I vote?

Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendation of our Board of Directors. Our Board of Directors recommends that you vote your shares as follows:

•	FOR the election of each of the nominees to our Board of Directors; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Can I change or revoke my vote?

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke your proxy by: (i) delivering a written statement to the Secretary of the Company stating that the proxy is revoked, which must be received prior to the Annual Meeting; (ii) submitting a subsequent proxy with a later date (provided such proxy is received prior to the Annual Meeting); or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request).

If we receive your proxy authorization by telephone or over the internet, we will use procedures reasonably designed to authenticate your identity, to allow you to authorize the voting of your shares in accordance with your instructions and to confirm that your instructions have been properly recorded. To revoke a proxy previously submitted by mail, telephone or internet you may simply authorize a proxy again at a later date using the procedures set forth above, but before the deadline for mail, telephone or internet voting, in which case the later submitted proxy will be recorded and the earlier proxy revoked.

If your shares are held by your broker or bank as a nominee or agent, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What happens if an incumbent nominee for our Board of Directors does not receive the affirmative vote of a plurality of the votes cast at the Annual Meeting?

If an incumbent nominee for our Board of Directors does not receive the affirmative vote of a plurality of the votes cast at the Annual Meeting, then under Maryland law, he or she will continue to serve as a “holdover director” until his or her successor is duly elected. In addition, the Nominating and Corporate Governance Committee of our Board of Directors and our Board of Directors will take the information into account in connection with future director nominee discussions.

What happens if stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

The stockholder vote on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not binding on the Company. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

What happens if additional proposals are presented at the Annual Meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and then disclose the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the date of the Annual Meeting. If final voting results are not known when such Form 8-K is filed, they will be announced in an amendment to such Form 8-K within four business days after the final results become known.

How can I get additional copies of this proxy statement and additional information?

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may obtain additional copies of this proxy statement and all other documents filed by us with the SEC free of charge from our website at http://investors.bnl.broadstone.com, or by calling our Investor Relations team at 585-287-6500.

Our website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. Additionally, you may read and copy any reports, statements or other information we file with the SEC free of charge on the website maintained by the SEC at http://www.sec.gov.

You may also read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Background

Our Articles of Incorporation and Amended and Restated Bylaws (“Bylaws”) provide that the number of our directors may be established by a majority of our Board of Directors from time to time, provided that the number of directors constituting our Board of Directors may never be less than the minimum number required by law in Maryland, our state of incorporation, or more than twelve. Our Board of Directors is currently comprised of nine directors, six of whom are independent directors, as defined by our Articles of Incorporation (“Independent Directors”).

At the Annual Meeting, nine directors are to be elected for the ensuing year and until their successors are elected and qualify. Each of the nominees for director currently serves as a director of the Company and has consented to be named in this proxy statement and to continue to serve as a director if elected.  If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by our Board of Directors. Pursuant to the Voting Agreement and Irrevocable Proxy contained in the Subscription Agreement for shares of the Common Stock executed by each stockholder, each stockholder has designated officers of the Company to vote the stockholder’s shares in favor of the election of two individuals to be nominated by the Asset Manager. Accordingly, while nine directors are to be elected at the Annual Meeting, only seven nominees for director appear on the enclosed proxy card because an irrevocable proxy to vote for the two Asset Manager nominees has already been granted.

The following individuals have been nominated by the Board of Directors to serve as directors of the Company until the next annual meeting of stockholders and until their successors have been elected and qualified: Amy L. Tait, Christopher J. Czarnecki, Laurie A. Hawkes, David M. Jacobstein, Agha S. Khan, Thomas P. Lydon, Jr., Geoffrey H. Rosenberger, Shekar Narasimhan, and James H. Watters. Ms. Tait and Mr. Khan have been nominated by the Asset Manager and, accordingly, the officers of the Company shall vote all stockholders’ shares in favor of their election. Each of the seven other nominees are listed on the enclosed proxy card.

Information About Director Nominees

The table set forth below lists the names and ages of each of the nominees as of the date of this proxy statement and the position and office that each nominee currently holds with the Company. We are not aware of any family relationship among any of the nominees to become members of our Board of Directors.

Name	Age	Position
Amy L. Tait	59	Executive Chairman of the Board and Chief Investment Officer
Christopher J. Czarnecki	37	Chief Executive Officer and Director
Laurie A. Hawkes	62	Independent Director
David M. Jacobstein	71	Independent Director
Agha S. Khan	38	Director
Thomas P. Lydon, Jr.	69	Independent Director
Shekar Narasimhan	64	Independent Director
Geoffrey H. Rosenberger	64	Lead Independent Director
James H. Watters	64	Independent Director

The following is a brief biography of each director nominee.

Amy L. Tait is one of our founders, has served on our Board of Directors since inception as a nominee of our Asset Manager, and also serves as the Executive Chairman of the Board and Chief Investment Officer of our Manager, Broadstone Real Estate, LLC. Ms. Tait brings more than three decades of commercial real estate experience to her position. She started her real estate career with Chemical Bank in management training and commercial real estate lending before joining Home Leasing Corporation, the predecessor to Home Properties, Inc. (formerly a publicly traded company on the NYSE as “HME”). She then served as Executive Vice President of Home Properties from its IPO in 1994 to 2001, and as a Director and Chair of the company’s Real Estate Investment Committee until 2012. Ms. Tait’s responsibilities have included acquisitions, finance, capital markets, investor relations, legal, human resources, and strategic planning. Ms. Tait serves on the board of directors of Broadtree

Residential, Inc. and Broadstone Real Estate Access Fund, Inc., the board of managers of Broadstone Real Estate, LLC, as a trustee of the University of Rochester, on the Simon School Executive Advisory Committee and National Council, and has served numerous other community organizations. Ms. Tait has been recognized in Rochester, New York, with the D’Tocqueville Award, the Athena Award, and Business Hall of Fame induction. She holds a B.S. degree in Civil Engineering from Princeton University and an M.B.A. from the Simon Graduate School of Business at the University of Rochester.

Christopher J. Czarnecki serves as our Chief Executive Officer, serves as a non-independent director on our Board of Directors, and is the Chief Executive Officer of our Manager, Broadstone Real Estate, LLC. Mr. Czarnecki joined us in 2009 and became CEO in 2017. In this role, he is responsible for leading the overall organization. In previous roles with us, Mr. Czarnecki served as our President and Chief Financial Officer. In these roles he oversaw various functions, including capital markets activities, accounting, property management, and operations. His responsibilities included raising new debt and equity capital for investment, managing investor relations, conducting industry research, board and investor communications, and portfolio analytics. Prior to joining the Manager, Mr. Czarnecki was a commercial real estate lender and credit analyst for Branch Banking & Trust Co. (“BB&T”). Based in Baltimore, MD, he was responsible for the underwriting of new commercial construction projects, portfolio management, and credit analysis. Mr. Czarnecki is a member of NAREIT and is a graduate of BB&T’s Leadership Development Program. He is also a member of M&T Bank’s Rochester Regional Advisory Board and a guest lecturer in real estate courses at the Simon Graduate School of Business at the University of Rochester. Mr. Czarnecki serves on the board of directors of Broadtree Residential, Inc., Broadstone Real Estate Access Fund, Inc., and the board of managers of Broadstone Real Estate, LLC. Mr. Czarnecki holds a B.A. in Economics from the University of Rochester, a Diploma in Management Studies from the Judge Business School at the University of Cambridge, and an M.B.A. in Finance and Corporate Accounting from the Simon Graduate School of Business at the University of Rochester.

Laurie A. Hawkes serves as one of our Independent Directors and as member of the Nominating and Corporate Governance Committee and has served on our Board of Directors since May 2016. Ms. Hawkes co-founded and served as the President and Chief Operating Officer and as a member of the board of directors of American Residential Properties, Inc., or “ARP,” until February 2016, when ARP merged with American Homes 4 Rent. Ms. Hawkes held the positions of President and Director since ARP’s formation from May 2012 to February 2016 and the position of Chief Operating Officer from December 2013 to February 2016. Ms. Hawkes co-founded American Residential Properties, LLC, ARP Phoenix Fund I, and American Residential Management, Inc. From 1995 to 2007, Ms. Hawkes worked at U.S. Realty Advisors, a $3 billion real estate private equity firm, becoming a Partner in 1997 and serving as President of the firm from 2003 to 2007. In the fifteen years prior to joining U.S. Realty Advisors, Ms. Hawkes was a Wall Street investment banker specializing in real estate and mortgage finance. From 1993 to 1995, Ms. Hawkes was a Managing Director in the Real Estate Investment Banking Division at CS First Boston Corp., and, from 1979 to 1993, was a Director in the Real Estate Investment and Mortgage Banking Departments at Salomon Brothers Inc. Throughout her career, she structured and negotiated more than $18 billion in real estate acquisitions and securitized mortgage debt transactions for all property types utilizing many types of financing, including private equity, capital markets, financial institutions, and institutional investors. Ms. Hawkes is a former principal of the National Association of Securities Dealers, former member of the Urban Land Institute, and trustee Emerita for Bowdoin College where she served on the governing boards for 22 years. Ms. Hawkes also serves on the board of directors of Broadtree Residential, Inc. She holds a B.A. from Bowdoin College and an M.B.A. from Cornell University.

David M. Jacobstein serves as one of our Independent Directors, as chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee and has served on our Board of Directors since May 2013. Mr. Jacobstein has more than 30 years of real estate experience and since July 2009 has provided consulting services to real estate related businesses. Mr. Jacobstein was the senior advisor to the real estate industry group at Deloitte LLP, or “Deloitte,” from June 2007 to June 2009, where he advised Deloitte’s real estate practitioners on strategy, maintained and developed key client relationships, and shaped thought leadership that addressed key industry and market trends. From 1999 to 2007, he was President and Chief Operating Officer of Developers Diversified Realty Corporation, now known as DDR Corp. (NYSE: DDR), or “DDR,” a leading owner, developer, and manager of market-dominant community shopping centers. Mr. Jacobstein also served on DDR’s board of directors from 2000 to 2004. Prior to joining DDR, he served as Vice Chairman and Chief Operating Officer of Wilmorite, Inc., a Rochester, New York, based developer of regional shopping malls. Since August 2009,

Mr. Jacobstein has served on the board of trustees of Corporate Office Properties Trust (NYSE: OFC), a publicly-traded owner, developer, and manager of office and data center properties primarily in locations that support United States Government agencies and their contractors. Mr. Jacobstein also serves on the advisory board of The Pike Company, a general contractor and construction management company based in Rochester, New York. He previously served on the advisory board of the Marcus & Millichap Company, a diversified real estate holding company based in Palo Alto, California, and on the advisory board of White Oak Partners, Inc., a private equity firm concentrating in real estate investment based in Columbus, Ohio. Mr. Jacobstein began his career as a corporate and securities lawyer. He is a member of the National Association of Corporate Directors and the International Council of Shopping Centers. Mr. Jacobstein holds a B.A. from Colgate University and a J.D. from The George Washington University Law Center.

Agha S. Khan serves as one of our directors (as nominee of the Asset Manager) and has served on our Board of Directors since June 2015. Mr. Khan also currently serves on the board of managers of Broadstone Real Estate, LLC, our Manager. Mr. Khan is a Senior Principal of Stone Point Capital LLC (“Stone Point”), a financial services-focused private equity firm that has raised and managed seven private equity funds – the Trident funds – with aggregate committed capital of more than $18 billion. Mr. Khan joined Stone Point in 2002. Previously, Mr. Khan was an Analyst in the Financial Institutions Group at Salomon Smith Barney. Mr. Khan is a director of Access Point Financial, Inc., The ARC Group, LLC, Broadtree Residential, Inc., Formation Capital, LLC, FC Encore, LP, Henderson Park Holdings Ltd., Harbor Group Consulting Inc., Home Point Capital Inc., Kensington Vanguard National Land Services, LLC, Lancaster Pollard Holdings, LLC, the New Point entities, Omni Holding Company LLC, Prima Capital Advisors, LLC, Situs Group Holdings GP, LLC and Ten-X, LLC. Mr. Khan holds a B.A. from Cornell University.

Thomas P. Lydon, Jr. serves as one of our Independent Directors and as a member of our Audit Committee and has served on our Board of Directors since May 2016. Since 2003, Mr. Lydon has been President of The City Investment Fund, L.P., a real estate opportunity fund that purchased and sold real estate in New York City. Since 2015, Mr. Lydon has served as an advisory board director of Madison Marquette Real Estate Services, a private real estate investment management and operating company. Prior to joining Madison Marquette Real Estate Services, he served as President and Chief Executive Officer of SSR Realty Advisors Inc., a private real estate investment advisory firm. He is a director of Lowe Enterprises Investors, where he serves as a member of the audit and compensation committees, and is a director of Broadtree Residential, Inc., where he serves as a member of the audit committee. From 2011 through its acquisition by an affiliate of Lone Star Funds in 2015, Mr. Lydon served as a director of Home Properties, Inc., where he was a member of the compensation and real estate investment committees. He was a member of the National Association of Real Estate Investment Managers from 1998 to 2004 and served as its chair from 2000 to 2002. Mr. Lydon holds a B.B.A. in Real Estate from Syracuse University.

Shekar Narasimhan serves as one of our Independent Directors and a member of the Nominating and Corporate Governance Committee and has served on our Board of Directors since its inception. Mr. Narasimhan is currently the Managing Partner at Beekman Advisors, Inc., which provides strategic advisory services to companies and investors involved in real estate, mortgage finance, affordable housing and related sectors, which he co-founded in 2003. He also serves as chairman of Papillon Capital, LLC, an investment company focused on sustainable infrastructure investing in emerging markets. Prior to joining Beekman Advisors, Mr. Narasimhan was a Managing Director of Prudential Mortgage Capital Company, or “Prudential,” one of the nation’s leading providers of commercial mortgage financing. Prior to his time at Prudential, he was Chairman and Chief Executive Officer of the WMF Group Ltd. (formerly NASDAQ: WMFG), or “WMF,” a publicly traded, commercial mortgage financial services company. WMF was one of the largest such firms in the country before being acquired by Prudential in 2000. Mr. Narasimhan also currently serves on the board of directors of Broadtree Residential, Inc. and Enterprise Community Investment, Inc. Mr. Narasimhan is a member of the Board for Housing and Community Development for Virginia, commissioner on the Virginia Housing Development Authority, the board of the Democracy Alliance and a Senior Industry Fellow at the Joint Center for Housing Studies at Harvard University. Mr. Narasimhan has served several terms on the Mortgage Bankers Association of America, or “MBA,” Board of Directors, was the first chair of the MBA’s Commercial/Multifamily Board of Governors and founded its Multifamily Steering Committee. He was elected as the first chair of the Fannie Mae DUS Advisory Committee. Mr. Narasimhan has previously served on the boards of the Low Income Investment Fund, the Community Preservation and Development Corporation, the National Housing Conference, and the National Multi Housing Council. He is a sought-after speaker on housing finance and affordable housing and is considered a leading expert on rental housing issues in the

United States. Mr. Narasimhan also previously served as a member of the President’s Advisory Commission on Asian Americans and Pacific Islanders. Mr. Narasimhan has received numerous awards and recognitions in the real estate industry, including the MBA’s highest honor in 1999 and the Fannie Mae Lifetime Achievement Award in 2003. In 2010, he was the recipient of the Dean H.J. Zoffer Distinguished Service Medal from the University of Pittsburgh. He has earned the designation of Certified Mortgage Banker. Mr. Narasimhan holds a B.S. in Chemical Engineering from the Indian Institute of Technology, New Delhi, India and an M.B.A. from the Katz Graduate School of Business at the University of Pittsburgh.

Geoffrey H. Rosenberger serves as our Lead Independent Director, chairman of the Independent Directors Committee, and member of the Audit Committee and has served on our Board of Directors since its inception. He began his professional investment career in 1976 when he joined Manning & Napier Advisors, Inc. as a security analyst covering a broad range of businesses and industries. In 1984, Mr. Rosenberger co-founded Clover Capital Management, Inc., or “Clover Capital,” a Rochester, New York, based investment management firm with over $2 billion of client assets under management. In 2004, Mr. Rosenberger retired from Clover Capital (n/k/a Federated Clover) and has since focused his time both on the not-for-profit sector as well as being actively involved as an “angel” investor funding new business formations. Mr. Rosenberger serves as a member of the board of directors of Manning & Napier, Inc. (NYSE: MN), the Greater Rochester Health Foundation, Vnomics Corp., Simpore, Inc., True North Rochester Preparatory Charter School, and Holy Sepulchre Cemetery. Mr. Rosenberger has also served as a past chair of the Greater Rochester Chapter of the American Red Cross and previously served on the boards of Broadtree Residential, Inc., the Junior Achievement of Rochester, McQuaid Jesuit High School, and St. Bernard’s Institute. Mr. Rosenberger is a Chartered Financial Analyst. He holds a B.S. in Economics and an M.B.A. from the University of Kentucky.

James H. Watters serves as one of our Independent Directors, as chairman of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee, and has served on our Board of Directors since its inception. Since 1997, Mr. Watters has served as Senior Vice President and Treasurer, Finance and Administration of Rochester Institute of Technology, or “RIT,” where he is responsible for the direct investment of $250 million of working capital, the administration of the investment process for $880 million of endowment assets, which includes overseeing approval for ten real estate funds, and the management and issuance of $275 million of public debt. Mr. Watters serves in the senior leadership role to more than 830 full-time staff charged with responsibility for the financial, physical, human capital, and information assets of RIT. Mr. Watters is also vice chairman of RIT’s global subsidiary where he negotiates business models and real estate transactions for RIT’s global campuses. He has instructed various graduate business courses during his tenure in the RIT College of Applied Sciences and the E. Philip Saunders College of Business. He serves on various profit and not-for-profit boards throughout Rochester, New York, including Broadtree Residential, Inc. Prior to joining RIT, Mr. Watters spent 16 years with the University of Pittsburgh in positions such as Assistant Vice Chancellor for Finance and Business and Assistant Vice Chancellor for Real Estate and Management. Mr. Watters began his career in higher education administration assisting in the management of offshore insurance captives for the University of Pittsburgh. Mr. Watters holds a B.S., M.S., and Ph.D. from the University of Pittsburgh.

At the Annual Meeting, we will vote each valid proxy returned to us for the following seven nominees, unless the proxy specifies otherwise: Christopher J. Czarnecki, Laurie A. Hawkes, David M. Jacobstein, Thomas P. Lydon, Jr., Geoffrey H. Rosenberger, Shekar Narasimhan, and James H. Watters. Proxies may not be voted for more than seven nominees for director. While our Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons as our Board of Directors may designate. As previously discussed, the Secretary will also vote on behalf of each share of Common Stock FOR the election of each of the Asset Manager’s two nominees for election to our Board of Directors.

Our Board of Directors unanimously recommends a vote “FOR” each of the nominees listed above for election to our Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

Our Board of Directors has retained Broadstone Real Estate, LLC (the “Manager”) and its wholly-owned subsidiary, the Asset Manager, to manage our day-to-day affairs, to implement our investment strategy, and to provide certain property management services for our properties, with both subject to our Board of Directors’ direction, oversight, and approval. We have no employees and all of our officers are employees of the Manager.

As of December 31, 2017, the Manager employed approximately 24 individuals fully-dedicated to our business and operations. Additionally, the Manager employed approximately 38 additional individuals who dedicate a significant portion of their time to our business and operations, in addition to various other tasks and responsibilities on behalf of the Manager and its affiliates.

The following table and biographical descriptions provide information about our executive officers.

Name	Age	Position
Amy L. Tait	59	Executive Chairman of the Board and Chief Investment Officer
Christopher J. Czarnecki	37	Chief Executive Officer and Director
Sean T. Cutt	44	President and Chief Operating Officer
Ryan M. Albano	36	Executive Vice President and Chief Financial Officer
David E. Kasprzak	50	Executive Vice President and Chief Business Development Officer
John D. Moragne	35	Executive Vice President, Chief Compliance Officer, General Counsel and Secretary
Timothy J. Holland	51	Executive Vice President and Chief Administrative Officer
Timothy D. Dieffenbacher	30	Senior Vice President and Chief Accounting Officer
Kevin F. Barry	61	Treasurer
Christopher J. Brodhead	35	Senior Vice President – Investor Relations
Stephen S. Haupt	62	Senior Vice President – Portfolio Management
Laurier James Lessard, Jr.	50	Senior Vice President – Asset Management
Roderick A. Pickney	40	Senior Vice President – Acquisitions

Biographical information regarding of our executive officers is set forth below. See biographies of Ms. Tait and Mr. Czarnecki under “Information About Director Nominees” above.

Sean T. Cutt serves as our President and Chief Operating Officer and holds the same positions with the Manager’s Commercial Division. Mr. Cutt joined the Manager in early 2012 to manage its commercial real estate and grow its diversified portfolio. His primary responsibilities include managing acquisitions, dispositions, portfolio management, credit analysis, investment policy, and real estate underwriting. In previous roles, Mr. Cutt served as Senior Vice President of Acquisitions, Dispositions and Portfolio Management. Prior to joining the Manager, Mr. Cutt was an Assistant Vice President of Development for Macerich (NYSE: MAC) from 2006 to 2012. Mr. Cutt was responsible for managing large scale retail shopping centers and mixed-use development projects across the country. Before joining Macerich, he worked at SWBR Architects & Engineers as a Project Manager for a wide variety of commercial property types. Mr. Cutt holds an A.A.S in Architectural Engineering from Alfred State College along with a B.S. in Organizational Management from Roberts Wesleyan College and an M.B.A. from the Simon Graduate School of Business at the University of Rochester.

Ryan M. Albano serves as our Executive Vice President and Chief Financial Officer and holds the same positions with the Manager. Mr. Albano joined us in 2013 and is responsible for strategic and financial planning, monitoring key performance metrics, financial reporting, accounting, corporate development, and capital market activities for our company and the Manager. Prior to joining the Manager, Mr. Albano worked for Manning & Napier, Inc. (NYSE: MN) from 2011 to 2013. During this time, Mr. Albano served in various finance roles, initially assisting in the successful execution of the company’s IPO in 2011 and subsequently serving as Assistant CFO of the company’s mutual fund division. Before Manning & Napier, Mr. Albano worked for KPMG LLP in various roles serving both public and private companies from 2004 to 2011. A certified public accountant, he holds an M.B.A in finance and competitive strategy from the Simon Graduate School of Business at the University of Rochester and a B.S. in accounting from St. John Fisher College.

David E. Kasprzak serves as our Executive Vice President and Chief Business Development Officer and holds the same positions with the Manager. Mr. Kasprzak manages our and the Manager’s investor relations and marketing teams and is responsible for directing and coordinating all facets of stockholder relations, marketing, sales, and promotion for our company and the Manager. Prior to joining the Manager in 2012, Mr. Kasprzak worked for Tompkins Financial Advisors, or “Tompkins,” a New York-based wealth management firm, from 2010 to 2012, where he initially specialized in corporate retirement plans in his role as Vice President, Retirement Plan Sales. Mr. Kasprzak also served as Vice President, Market Director of Tompkins, in which role he was responsible for the daily operation of a bank-owned broker-dealer supporting a diverse group of more than 150 bank and independent financial advisors and their businesses. Before joining Tompkins, he was a Regional Director for Goldman Sachs Asset Management from 2005 to 2008. Mr. Kasprzak holds a B.S. in Agricultural Economics and Crop & Soil Science from Michigan State University.

John D. Moragne serves as our Executive Vice President, General Counsel, Chief Compliance Officer, and Secretary and holds the same positions with the Manager. Mr. Moragne is responsible for overseeing the legal, compliance, and corporate governance affairs of our company and the Manager. Prior to joining the Manager in 2016, Mr. Moragne was a partner at the law firm now known as Vaisey Nicholson & Nearpass PLLC from April 2015 to February 2016 and was a corporate and securities attorney at Nixon Peabody LLP from September 2007 through March 2015. Mr. Moragne holds a B.A. from SUNY Geneseo and a J.D. from The George Washington University Law School.

Timothy J. Holland serves as our Executive Vice President and Chief Administrative Officer and holds the same positions with the Manager. Mr. Holland is responsible for leading and managing all administrative, human resource, and information technology functions and activities for our company and the Manager. Mr. Holland has extensive experience in business management and operations and has held officer-level positions in growth companies as well as management roles at large corporate organizations. Prior to joining the Manager in 2014, Mr. Holland was a senior business manager for Cap Gemini S.A., or “Capgemini,” a leading global IT management consulting firm, from 2012 to 2014. At Capgemini, he led national and global programs and was the North American practice lead for an alliance with a leading cloud-based financial software company. From 2009 to 2012, Mr. Holland served as President of Nightbike Development, LLC. A seasoned entrepreneur, in 1997, Mr. Holland co-founded D4 LLC, a litigation consulting and technology support firm headquartered in Rochester, New York, where he served as Chief Operating Officer from 1997-2009. Additionally, he has co-founded and led companies in retail franchise development and real estate. Mr. Holland holds a B.A. in Economics from Villanova University and an M.B.A. in Marketing and Computer Information Systems from the Simon Graduate School of Business at the University of Rochester.

Timothy D. Dieffenbacher serves as our Senior Vice President and Chief Accounting Officer. Prior to his appointment as Senior Vice President and Chief Accounting Officer in August 2017, Tim served as the Company’s director of financial reporting since February 2017. In this capacity, he assisted the Company in its registration of Common Stock under the Securities Exchange Act of 1934, as amended, and in becoming a public reporting company. Mr. Dieffenbacher also serves as Senior Vice President and Chief Accounting Officer for the Manager’s commercial division. Prior to joining the Company and the Manager, Mr. Dieffenbacher was a Senior Manager at KPMG LLP from December 2014 to February 2017, and served in various other capacities from October 2009 through September 2012, where he provided audit services to domestic and multinational public companies. From September 2012 through December 2014, Mr. Dieffenbacher was a divisional controller for DeLaval, Inc., a global manufacturing organization in the dairy industry, where he was responsible for overall financial aspects of DeLaval’s emerging retail operations. Mr. Dieffenbacher is a certified public accountant and holds a B.S. in accounting from SUNY Brockport. Mr. Dieffenbacher currently serves on the board of directors of DePaul Group, Inc., a not-for-profit agency, where he also serves as the chair of the audit and investment committee.

Kevin F. Barry serves as our Treasurer and serves as the Chief Accounting Officer and Treasurer of the Manager. Mr. Barry was responsible for the operational and financial transitioning of the Commercial Property Management Division of Home Properties, Inc. to Home Leasing Corporation in 2004 and subsequently to the Manager in 2006. Prior to joining Home Leasing Corporation in 2003, he was the Director of Finance at Continental Service Group, Inc., a debt collection services company, from 2001 to 2003 and as Vice President of H&C Tool Supply Corporation, an industrial tool supplier, from 1986 to 2001. Mr. Barry holds a B.A. degree from Colgate University and an M.B.A. from the Simon Graduate School of Business at the University of Rochester.

Christopher J. Brodhead serves as our Senior Vice President – Investor Relations and holds the same position with the Manager. Mr. Brodhead is responsible for the development of strategic relationships to benefit the Manager and its investment offerings, the establishment of relationships with new investors, wealth managers and registered investment advisors, investor base support, and involvement in special projects. Mr. Brodhead also directs the Manager’s marketing strategies and programs, which include all investor communications. Prior to joining the Manager in 2013, Mr. Brodhead worked at DeltaPoint Capital Management, LLC, a Rochester-based private equity firm, or “DeltaPoint,” as Vice President of Business Development, and later as an Operating Director, from 2008 to 2013. In that capacity, Mr. Brodhead worked at Sigma Marketing, a DeltaPoint portfolio company, as Senior Vice President of Sales and Marketing from 2011 to 2013. Mr. Brodhead was honored in 2012 as one of the Rochester Business Journal’s “Forty Under 40” for his professional and civic contributions. Mr. Brodhead holds a B.A. and an M.B.A. from St. Bonaventure University and also studied at the Beijing Institute of Technology in Beijing, China.

Stephen S. Haupt serves as our Senior Vice President – Portfolio Management and holds the same position with the Manager’s Commercial Division, where he leads the portfolio management team, which oversees all of our properties, the portfolio valuation process, tenant growth initiatives, and all tenant interaction. Prior to joining the Manager in 2013, Mr. Haupt served as a Director of Corporate Real Estate for Bausch & Lomb from 2008 to 2013, where he was responsible for managing all of the company’s sites on a global basis. From 2000 to 2008, Mr. Haupt served as Manager, Real Estate for Paychex, Inc. Mr. Haupt holds a Certified Property Manager designation from the Institute of Real Estate Management and a B.S. in Business Administration with a specialty in real estate from SUNY Brockport.

Laurier James Lessard, Jr. serves as our Senior Vice President – Asset Management and holds the same position with the Manager’s Commercial Division, where he leads the asset management team, which is responsible for property dispositions, ongoing tenant and property review and evaluation, credit underwriting, and related matters. Prior to joining the Manager, Mr. Lessard spent 17 years in the real estate industry, including serving as Assistant Vice President of Asset Management for Macerich (NYSE: MAC) and as Assistant Vice President at Wilmorite. Prior to that, Mr. Lessard was a Senior Financial Analyst at Bausch & Lomb Inc. Mr. Lessard earned a B.A. from SUNY Cortland and an M.B.A. from the Simon Business School at the University of Rochester.

Roderick A. Pickney serves as our Senior Vice President – Acquisitions and holds the same position in the Manager’s Commercial Division, where he leads the acquisitions team, which oversees all of our acquisition activity, including identifying, analyzing, and acquiring real estate opportunities. Prior to joining the Manager, Mr. Pickney spent 10 years as a real estate broker with the Stan Johnson Company and previously worked in the audit department of BKD, LLP and Grant Thornton, LLP. Mr. Pickney holds a B.B.A. in Accounting from Evangel University in Springfield, MO.

CORPORATE GOVERNANCE

Role of the Board of Directors

We operate under the direction of our Board of Directors, which is responsible for the management and control of our affairs. Our Board of Directors has retained the Manager and the Asset Manager to manage our day-to-day affairs, to implement our investment strategy, and to provide certain property management services for our properties, with both subject to our Board of Directors’ direction, oversight, and approval.

Board Leadership Structure

To reduce or eliminate certain potential conflicts of interest in our operations, our Articles of Incorporation require that a majority of our directors be Independent Directors, as discussed more thoroughly below. In addition, the Articles of Incorporation require that so long as we are externally advised by the Asset Manager, our Board of Directors must maintain an Independent Directors Committee comprised entirely of our Independent Directors. Additionally, although our governance documents do not require the separation of the offices of Chairman of the Board and Chief Executive Officer, our Company and Board of Directors currently operates under a leadership structure with separate roles for our Executive Chairman of the Board and our Chief Executive Officer. Ms. Tait, as our Executive Chairman, presides over meetings of the Board of Directors and is responsible for our overall strategic direction, and Mr. Czarnecki, as our Chief Executive Officer, is responsible for the general management of our business, financial affairs, and day-to-day operations.

Our Independent Directors have appointed Mr. Rosenberger to serve as our Lead Independent Director and as Chair of the Independent Directors Committee. Key responsibilities of our Lead Independent Director include, among others, presiding at meetings of the Independent Directors Committee, facilitating communications between the Independent Directors and the Executive Chairman of the Board, Chief Executive Officer, and other members of management, and calling meetings of the Independent Directors Committee, as necessary.

Oversight of Risk Management by the Board of Directors and Audit Committee

As part of their oversight functions, the Board of Directors and Audit Committee receive and review various reports from Company management relating to risk management matters. Because risk management is a broad concept comprised of many different elements (including, among other things, investment risk, valuation risk, credit risk, compliance and regulatory risk, business continuity risks, operational risk, and insurance matters), our Board of Directors and Audit Committee handle oversight of different types of risks in different ways. For example, the full Board of Directors receives and reviews reports from senior personnel of our Manager (including senior compliance, financial reporting, and investment personnel) or its affiliates regarding various types of risks, such as operational, compliance, and investment risk, and how they are being managed. Much of this is covered by the enterprise risk management process utilized by our Manager for our benefit, an overview of which is presented to our Board of Directors annually and as needed for review. The Audit Committee supports the oversight of risk management by the Board of Directors in a variety of ways, including (i) participation in and receipt and review of reports regarding our disclosure controls and procedures prior to the issuance of our annual and quarterly financial reports, (ii) meetings with our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, Deloitte & Touche LLP, our independent public accountants, and Protiviti, Inc., our outsourced internal audit consultant, to discuss, among other things, the internal control structure of our financial reporting function and compliance with certain requirements of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and (iii) reporting to our Board of Directors as to these and other matters.

Director Independence

To qualify as an Independent Director under our Articles of Incorporation, a director may not:

•	be employed by us or any of our affiliates;
•	be employed by the entities (or their affiliates) that are responsible for directing or performing our day-to-day business;
•	have any interest in the Manager or the Asset Manager; or
•

have been determined by our Independent Directors Committee to have such business or professional relationships with any entity (and its affiliates), that is responsible for directing or performing our day-to-day business, such that independent judgment is not likely to be compromised.

Our Board of Directors has determined that each of Laurie A. Hawkes, David M. Jacobstein, Thomas P. Lydon, Jr., Shekar Narasimhan, Geoffrey H. Rosenberger, and James H. Watters are Independent Directors pursuant to our Articles of Incorporation.

Meetings of the Board of Directors

The Board of Directors met six times during the year ended December 31, 2017. All of our incumbent directors attended at least 90% of the total number of meetings held by the Board of Directors and each committee of the Board on which he or she served during his or her period of service. We do not have a formal policy requiring directors to attend annual meetings of stockholders, although we do encourage their attendance. A majority of our directors attended our 2017 Annual Meeting of Stockholders in person.

Communicating with the Board of Directors

Our Board of Directors provides a process for stockholders to send communications to them. Any stockholder who desires to contact members of our Board of Directors may do so by sending written communications addressed to such directors c/o our Secretary, Broadstone Net Lease, Inc., 800 Clinton Square, Rochester, NY 14604. We will forward all such communications (other than unsolicited advertising materials) to such member or members of our Board of Directors, as deemed appropriate by our Secretary based upon the facts and circumstances outlined in the communication received.

Committees of the Board

Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full meeting of our Board of Directors. Our Board of Directors has established an Independent Directors Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. Our Board of Directors has not formed a compensation committee because we have no employees.

The table below lists our three separately designated, standing committees of our Board of Directors, the directors who currently serve on them, and the number of committee meetings held in the year ended December 31, 2017. Each committee operates under a written charter that was approved by the Board of Directors and is available on our website at http://investors.bnl.broadstone.com.

Independent Directors Committee	Audit Committee	Nominating and Corporate Governance Committee
Laurie A. Hawkes	David M. Jacobstein (3)	Laurie A. Hawkes
David M. Jacobstein	Thomas P. Lydon, Jr.	David M. Jacobstein
Thomas P. Lydon, Jr.	Geoffrey H. Rosenberger (4)	Shekar Narasimhan
Shekar Narasimhan	James H. Watters	James H. Watters (5)
Geoffrey H. Rosenberger (1)
James H. Watters (2)
Number of meetings held in the year ended December 31, 2017
9	7	5
(1)	Chair and Lead Independent Director
(2)	Mr. Watters also serves as a board observer on the board of managers of the Manager.
(3)	Appointed the Chair for the year ending December 31, 2018. Additionally, Mr. Jacobstein is an Audit Committee Financial Expert.
(4)	Previously served as the Chair for the year ended December 31, 2017. Additionally, Mr. Rosenberger is an Audit Committee Financial Expert.
(5)	Chair

Independent Directors Committee

The Independent Directors Committee meets on a regular basis, at least quarterly and more frequently as the chair of the Independent Directors Committee deems necessary. The Independent Directors Committee must at all times be comprised of at least two members, and each member of the Independent Directors Committee must be an Independent Director. Each member of the Independent Directors Committee is appointed by our Board of Directors and may be removed at any time by our Board of Directors.

The Independent Directors Committee may act on any matter (i) with respect to which it is determined that the exercise of independent judgment by our directors which are not Independent Directors or the Asset Manager or its affiliates could reasonably be compromised, (ii) with respect to which the Articles of Incorporation require the action of the Independent Directors Committee or (iii) which is set forth in the written charter of the Independent Directors Committee. The Independent Directors Committee, however, may not take any action which, under Maryland law, must be taken by our entire Board of Directors or which is otherwise not within their authority. The Independent Directors Committee is authorized to retain their own legal and financial advisors.

The Independent Directors Committee’s duties include, without limitation:

•

establishing the determined share value (“Determined Share Value”) of our Common Stock quarterly based on the net asset value of our portfolio, input from management and third-party consultants, and such other factors as the Independent Direct Committee may, in its sole discretion, determine;

•	determining any additional restrictions on our share redemption program and the number of shares to be redeemed on a quarterly basis;

•	annually reviewing and approving, permitting deviations from and amending our Investment Policy, Property Selection Criteria, and Leverage Policies;
•	approving any acquisition or sale of any property or group of related properties which the Asset Manager lacks authority to consummate without the consent of the Independent Directors Committee;
•

approving the Manager’s or Asset Manager’s independent pursuit of a real estate investment opportunity, for its own account or for the account of one of its affiliates, that falls within our then current Investment Policy and Property Selection Criteria;

•	reviewing all conflicts of interest that may arise in connection with our Manager, Asset Manager or any of their affiliates;
•	approving any amendments to our distribution reinvestment plan;
•	waiving the one-year holding period restricting a stockholder’s redemption of his or her shares in the event of a stockholder’s death or bankruptcy, or other exigent circumstances;
•	establishing and approving the terms of the Asset Management Agreement with the Asset Manager and the Property Management Agreement with the Manager, and any amendments thereto; and
•

reviewing our total fees, expenses, assets, revenues, and availability of funds for distributions at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of our investment performance and that the assets, revenues, and funds available for distributions are in accordance with our policies and as required to qualify as a REIT under the Internal Revenue Code.

The Independent Directors Committee may additionally exercise any other powers and carry out any other responsibilities delegated to it by our Board of Directors from time to time, consistent with our Articles of Incorporation and Bylaws. The Independent Directors Committee carries out and exercises its delegated powers and responsibilities as it deems appropriate and without the requirement of approval of our Board of Directors, and any decisions of the Independent Directors Committee are made at the sole discretion of the Independent Directors Committee, except as otherwise required by applicable law or our Articles of Incorporation or Bylaws.

Audit Committee

The Audit Committee meets on a regular basis, at least quarterly and more frequently as the chair of the Audit Committee deems necessary. The Audit Committee must at all times be comprised of at least two members, and each member of the Audit Committee must be an Independent Director. The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its duties and responsibilities regarding, in addition to other related matters:

•	the integrity of our financial statements and other financial information provided by us to our stockholders and others;
•	the selection of our independent auditors and review of the auditors’ qualifications and independence;
•	the evaluation of the performance of our independent auditors; and
•	the review of, and oversight over the implementation of, our risk management policies.

The Audit Committee may additionally exercise any other powers and carry out any other responsibilities delegated to it by our Board of Directors or the Independent Directors Committee from time to time, consistent with our Articles of Incorporation and Bylaws. The Audit Committee carries out and exercises its delegated powers and responsibilities as it deems appropriate and without the requirement of approval of our Board of Directors and any decisions of the Audit Committee are made at the sole discretion of the Audit Committee, except as otherwise required by applicable law or the Articles of Incorporation or Bylaws.

Our Board of Directors has determined that Mr. Jacobstein and Mr. Rosenberger each qualify as an audit committee financial expert, as defined in Item 407(d) of Regulation S-K, and that all members of the Audit Committee meet the SEC’s independence requirements for audit committee membership.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) must at all times be comprised of at least two members, and each member of the Governance Committee must be an Independent Director. The purpose of the Governance Committee is to assist our Board of Directors in fulfilling its duties and responsibilities regarding, in addition to other related matters:

•	the identification of individuals qualified to become directors and the diligence process of evaluating candidates to become directors;
•

the selection of director nominees for approval by our Board of Directors and presentation as nominees for election at the next annual meeting of our stockholders or special meeting of our stockholders at which directors are to be elected;

•	in the event of any director vacancy on our Board of Directors, the selection and recommendation to our Board of Directors of qualified director candidates to fill such vacancy; and
•	the development and recommendation to our Board of Directors of corporate governance guidelines and principles.

The Governance Committee may additionally exercise any other powers and carry out any other responsibilities delegated to it by our Board of Directors. The Governance Committee will exercise any powers and responsibilities delegated to it by our Board of Directors in the best interest of our company and its stockholders and consistent with the provisions of our Articles of Incorporation and Bylaws.

The Governance Committee may identify potential candidates for our Board of Directors from other members of the Board of Directors, executive officers, and other contacts. Further, the Governance Committee may engage the services of an independent third-party search firm to assist it in identifying and evaluating potential director candidates who will bring to the Board of Directors specific skill sets as established by the Governance Committee. While we do not have any minimum qualifications with respect to director nominees, the Governance Committee considers many factors in connection with each candidate, including but not limited to the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of our Board of Directors at that time. While individual diversity as well as diversity in experience and areas of expertise are factors that are considered by the Governance Committee in its assessment of candidates, neither the Board of Directors nor the Governance Committee has adopted any specific diversity-driven criteria or composition requirements. Our Board of Directors seeks individuals having knowledge and experience in finance and accounting, corporate governance, risk management and senior leadership. The Governance Committee also considers factors such as experience in the Company’s industry and experience as a board member of another corporation. The Board of Directors also seeks individuals who bring unique and varied perspectives and life experiences to the Board of Directors. As such, the Governance Committee assists the Board of Directors by selecting or recommending candidates who it believes will enhance the overall diversity of the Board of Directors.

The Governance Committee does not have a policy with regard to the consideration of any director candidates recommended by stockholders. The Governance Committee believes that such a policy is not necessary because the members of our Board of Directors have access to a sufficient number of excellent candidates from which to select a nominee if and when a vacancy occurs on the Board of Directors, and because two members of our Board of Directors are appointed by the Asset Manager. However, the Governance Committee will consider stockholder recommendations for candidates for our Board of Directors. Nominations by stockholders must be provided in a timely manner and must include sufficient biographical information so that the Governance Committee can appropriately assess the proposed nominee’s background and qualifications. For a stockholder to have his or her candidate considered by the Governance Committee for inclusion as a director nominee at the 2019 Annual Meeting of Stockholders, stockholder submissions of candidates for nomination to the Board must be received in writing at our offices by the Company’s Secretary, 800 Clinton Square, Rochester, New York 14604 no later than November 23, 2018. Potential nominees recommended by a stockholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.

Director Orientation and Continuing Education

We provide each director who joins our Board of Directors with an initial orientation about our Company, including our business operations, strategy, policies, and governance. We also provide all of our directors with resources and ongoing education opportunities to assist them in staying educated and informed with respect to real estate markets, developments in corporate governance, and critical issues relating to the operation of boards of public companies and their committees.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct Policy (“Code of Ethics”), which is available on our website at http://investors.bnl.broadstone.com. The purpose of the Code of Ethics is to ensure that our business is conducted in accordance with the highest moral, legal, and ethical standards by our officers and directors as well as the Manager, the Asset Manager, and the Manager’s employees. The Code of Ethics promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in our reports and other public communications; compliance with applicable laws and governmental rules and regulations; the prompt internal reporting of violations of the Code of Ethics; and accountability for adherence to the Code of Ethics.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company incorporates it by specific reference.

Management is responsible for the Company’s financial statements, internal controls, and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available on our website. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act, which relate to corporate governance and many of which directly or indirectly affect the duties, powers, and responsibilities of the Audit Committee.

Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm, and the Company’s outsourced internal audit consultant regarding the Company’s financial statements and internal controls. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standards No. 1301 Communications with Audit Committees, issues regarding accounting and auditing principles and practices, and the adequacy of internal control over financial reporting that could significantly affect the Company’s financial statements.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letters required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 15, 2018.

AUDIT COMMITTEE

David M. Jacobstein, Chair
Thomas P. Lydon, Jr.
Geoffrey H. Rosenberger
James H. Watters

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

For 2017, we paid our Independent Directors or their nominees for their service as our directors an annual retainer of $55,000, payable in arrears in equal quarterly installments. We also paid each Independent Director a fee of $1,000 for each meeting of our Board of Directors (or committees of our Board of Directors) attended, provided that an Independent Director did not receive separate meeting fees for attending committee meetings held on the same day that the Independent Director received a fee for attending a meeting of our Board of Directors. In addition, we paid the chairperson of each of our Independent Directors Committee (our Lead Independent Director), Audit Committee, and Governance Committee an annual stipend of $5,000. The Independent Director serving as board observer on the board of managers of the Manager also received an annual stipend of $5,000, and a fee of $1,000 for each meeting of the board of managers of the Manager attended. We also reimbursed our Independent Directors for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and committees of our Board of Directors and otherwise performing their duties as directors.

The annual stipends and meeting attendance fees payable to our Independent Directors described above were paid in the form of shares of our Common Stock with a value equal to the amount of such fees and stipends, provided that, in accordance with the terms of our director compensation policy, one of our Independent Directors elected to receive 30% of such compensation in the form of cash.

The table below sets forth certain information regarding the compensation earned by or paid to our directors during the fiscal year ended December 31, 2017.

Director Compensation in Fiscal 2017

Name	Fees Earned or Paid-In Cash	All Other Compensation (1)	Total
Amy L. Tait	$—	$—	$—
Christopher J. Czarnecki	—	—	—
Geoffrey H. Rosenberger (2)	—	81,000	81,000
Shekar Narasimhan (2)	—	68,000	68,000
James H. Watters (2)	—	86,000	86,000
David M. Jacobstein (2)	—	75,000	75,000
Laurie A. Hawkes (2)	—	72,000	72,000
Thomas P. Lydon, Jr. (2)	22,500	52,500	75,000
Agha S. Khan	—	—	—
Totals	$22,500	$434,500	$457,000

(1)

The amounts shown in this column reflect the aggregate fair value of shares of our Common Stock computed as of the grant date in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718.

(2)	Independent Directors.

Pursuant to our director compensation and stock ownership policy, each of our Independent Directors is required to acquire and retain ownership of a minimum of $250,000 in shares of our Common Stock within four years of becoming a member of our Board of Directors. Shares of our Common Stock owned indirectly by an Independent Director (e.g., through a spouse) count towards meeting this stock ownership requirement.

On November 7, 2017, the Board of Directors approved an amendment, effective as of January 1, 2018, to its director compensation and stock ownership policy (the “Policy”) regarding the compensation the Company pays to its Independent Directors. Pursuant to the Policy, as amended, effective as of January 1, 2018, the Company will pay its Independent Directors or their nominees for their service as directors an annual retainer of $100,000, payable in arrears in equal quarterly installments. In addition, the Policy, as amended, provides that the Company will pay the following additional annual retainers: (a) $10,000 to the chairperson of each of the Board’s Independent Directors Committee (the Company’s Lead Independent Director) and Audit Committee, (b) $5,000 to each of the chairperson of the Board’s Governance Committee and the Independent Director serving as board observer on the board of managers of the Manager, and (c) $5,000 to each non-chairperson member of the Board’s Audit Committee.

Pursuant to the Policy, the compensation described above is payable to the Independent Directors in the form of shares of the Company’s Common Stock with a value equal to the amount of the applicable retainer payment, provided that an Independent Director may elect to receive up to 30% of such compensation in the form of cash. In order for an Independent Director to elect to receive such compensation in the form of a mixture of shares of the Company’s Common Stock and cash, the Independent Director must maintain the minimum stock retention limit established by the Board of Directors from time to time.

Executive Compensation

We do not currently have any employees because all our day-to-day operations are managed by the Manager and the Asset Manager. For a discussion of the fees paid to the Manager and the Asset Manager, please refer to the section entitled “Certain Relationships and Related Transactions” below.

Compensation Committee Report

SEC regulations require the disclosure of the compensation policies applicable to executive officers in the form of a report by the compensation committee of the board of directors (or a report of the full board of directors in the absence of a compensation committee).

As noted above, we are externally managed by the Manager and have no employees. As a result, we pay no direct compensation to our executive officers and therefore have no separate compensation committee. The Board of Directors has not considered a compensation policy for employees and has not included a report with this proxy statement. Please refer to the section entitled “Certain Relationships and Related Transactions” below for additional details regarding compensation paid to the Manager and Asset Manager.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not currently have any employees. Our executive officers are compensated by the Manager and not by us; therefore, none of our executive officers participated in any deliberations regarding executive compensation. In 2017, our Board of Directors determined the compensation of our Independent Directors.

There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations. During the fiscal year ended December 31, 2017, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of directors; or (ii) a director of another entity, one of whose executive officers served on our board of directors.

BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 1, 2018, the amount of our Common Stock beneficially owned (unless otherwise indicated) by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock; (2) each of our directors and nominees for election as a director; (3) each of our executive officers; and (4) all of our directors and executive officers in the aggregate. The address for each of the persons or entities named in the following table is 800 Clinton Square, Rochester, New York 14604.

	Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
Broadstone Real Estate, LLC (2)	375,000.000	1.94%
Broadstone Real Estate Access Fund Inc. (3)	250,000.000	1.29%
Amy L. Tait (4)	110,314.515	*
Christopher J. Czarnecki (5)	2,768.577	*
Sean T. Cutt (6)	1,293.570	*
Ryan M. Albano	751.000	*
David E. Kasprzak	1,145.314	*
John D. Moragne	78.356	*
Timothy J. Holland	108.000	*
Timothy D. Dieffenbacher	—	*
Kevin F. Barry	956.000	*
Christopher J. Brodhead	1,367.471	*
Stephen S. Haupt (7)	1,433.515	*
Laurier James Lessard, Jr.	314.000	*
Roderick A. Pickney	301.000	*
Geoffrey H. Rosenberger	19,787.763	*
Shekar Narasimhan (8)	12,646.953	*
James H. Watters	15,564.210	*
David M. Jacobstein (9)	4,630.680	*
Laurie A. Hawkes (10)	4,581.226	*
Thomas P. Lydon, Jr. (11)	2,522.220	*
Agha S. Khan	3,378.378	*
All directors and executive officers as a group (20 persons)	183,942.748	0.95%

*	Less than 1% of the outstanding shares of our Common Stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, or “investment power,” which includes the right to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)

Broadstone Real Estate, LLC, our Manager, is controlled by a four-person board of managers that currently consists of Amy L. Tait, Christopher J. Czarnecki, Agha S. Khan, and another representative of Stone Point/Trident BRE. The shares of our Common Stock owned by Broadstone Real Estate, LLC are not included in the table above as shares of Common Stock beneficially owned by Ms. Tait, Mr. Czarnecki, or Mr. Khan, respectively, and each of Ms. Tait, Mr. Czarnecki, and Mr. Khan disclaim any beneficial ownership of such shares.

(3)

Broadstone Real Estate Access Fund Inc. (the “Fund”) is a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund and is sponsored by Broadstone Real Estate, LLC. Broadstone Asset Management, LLC serves as the Fund’s investment adviser. The Fund is controlled by is controlled by a five-person board of directors that currently consists of Amy L. Tait, Christopher J. Czarnecki, and three independent directors. The shares of our Common Stock owned by the Fund are not included in the table above as shares of Common Stock beneficially owned by Ms. Tait or Mr. Czarnecki, respectively, and each of Ms. Tait and Mr. Czarnecki disclaim any beneficial ownership of such shares.

(4)

Includes 13,953.931 shares owned by Ms. Tait’s spouse, with respect to which Ms. Tait disclaims any beneficial ownership, 31,925 shares owned by a limited liability company, of which Ms. Tait and her spouse have shared voting and investment power, and 45,229.653 shares owned by a family limited liability company, of which Ms. Tait has shared voting and investment power, and with respect to which Ms. Tait disclaims any beneficial ownership.

(5)	The reported shares are owned jointly with Mr. Czarnecki’s spouse, with respect to which Mr. Czarnecki shares voting and investment power.
(6)	The reported shares are owned jointly with Mr. Cutt’s spouse, with respect to which Mr. Cutt shares voting and investment power.
(7)	Includes 1,134.515 shares owned of record by an IRA for the account of Mr. Haupt.
(8)	The reported shares are owned by Beekman Advisors, Inc., of which Mr. Narasimhan is the Managing Partner, and with respect to which Mr. Narasimhan disclaims any beneficial ownership.
(9)	Includes 4,189.824 shares owned of record by a trust account in the account of Mr. Jacobstein.
(10)	The reported shares are owned by a trust of which Ms. Hawkes is the trustee and with respect to which Ms. Hawkes has sole voting and investment power.
(11)	Includes 1,487.317 shares owned of record by an IRA for the account of Mr. Lydon.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received and other information known to the Company, the Company believes that all its officers, directors, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions filed during the year ended December 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following describes certain transactions and relationships involving us, our directors, our Manager and Asset Manager and affiliates thereof.

Ownership Interests

In June 2015, Trident BRE, LLC, an affiliate of Stone Point Capital LLC, acquired through an equity investment an approximately 45.6% equity ownership interest in the Manager. As of March 1, 2018, the Manager is owned (i) approximately 44.44% by Trident BRE, (ii) approximately 44.44% by Ms. Tait, Tait family trusts, and an investment entity for the families of Ms. Tait and the late Norman Leenhouts, one of our founders, and (iii) approximately 11.12% by employees of the Manager. In June 2015, in connection with Trident BRE’s investment in the Manager, (i) we acquired 100,000 convertible preferred interests in the Manager (the “Convertible Preferred BRE Units”), valued at $100 per Convertible Preferred BRE Unit ($10,000,000 in the aggregate), in exchange for the issuance to the Manager of 138,889 shares of our Common Stock, then valued at $72.00 per share, and (ii) the Manager purchased 510,416 shares of our Common Stock, for $72.00 per share. As of March 1, 2018, the Manager owned 375,000, or approximately 1.94%, of the issued and outstanding shares of our Common Stock.

The Convertible Preferred BRE Units we hold are entitled to distributions equal to a cumulative 7.0% annual preferred return, payable prior to distributions that may be paid to the holders of common membership units of the Manager, which preferred return increases annually by 0.25%. The Convertible Preferred BRE Units are convertible, in whole and not in part, into common membership units of the Manager during the period from January 1, 2018 to December 31, 2019. If we do not elect to convert the Convertible Preferred BRE Units into common membership units of the Manager during the conversion period, the Manager has the option to redeem the Convertible Preferred BRE Units at their original value plus any accrued and unpaid preferred return.

The Convertible Preferred BRE Units are non-voting, provided that the holders of the Convertible Preferred BRE Units have the right to approve, voting as a class, any amendment to the limited liability company agreement of the Manager which would materially and adversely affect the rights of the Convertible Preferred BRE Units or would create a series or type of membership interests senior to or on a parity with the Convertible Preferred BRE Units. Subject to certain limited exceptions, we may not transfer the Convertible Preferred BRE Units without the prior approval of the board of managers of the Manager.

Relationship with the Asset Manager and Manager

On December 21, 2017, we entered into each of a Second Amended and Restated Asset Management Agreement (the “Asset Management Agreement”) and a Third Amended Property Management Agreement (the “Property Management Agreement”) by and among us, Broadstone Net Lease, LLC (the “Operating Company”), and the Asset Manager and the Manager, respectively. The terms of the such contracts, which became effective January 1, 2018, are summarized below.

All of our officers, including Ms. Tait and Mr. Czarnecki, are officers and employees of the Manager. The Manager manages our properties pursuant to the Property Management Agreement and is also the sole member of the Asset Manager. The Manager is managed by a four-person board of managers, two of whom are appointed by Trident BRE and two of which are appointed by the management of the Manager. Ms. Tait and Mr. Czarnecki are each a member of the Manager’s board of managers. As the holder of the Convertible Preferred BRE Units, we are entitled to appoint an observer to attend meetings of the board of managers of the Manager. The currently appointed observer is James H. Watters, one of our Independent Directors.

Asset Management Agreement

The Asset Manager is a wholly owned subsidiary of the Manager. Pursuant to the subscription agreement executed by each of our stockholders, our stockholders have granted an irrevocable proxy to two designated officers to elect two individuals nominated by the Asset Manager for election to our Board of Directors.

Pursuant to the Asset Management Agreement, the Asset Manager manages our day-to-day operations and is responsible for, among other things, our acquisition, disposition and financing activities and providing support to our Independent Directors in connection with their valuation functions and other duties.

The Asset Management Agreement details the rights, powers and obligations of the Asset Manager and the services to be provided to us by the Asset Manager in managing our day-to-day activities. Pursuant to the Asset Management Agreement, the Asset Manager devotes sufficient resources to the performance of its duties. Services provided by the Asset Manager under the terms of the Asset Management Agreement include the following:

•	supervising and managing the day-to-day operations of our company and the Operating Company;
•	assisting our Board of Directors in developing and monitoring our property acquisition and disposition strategies;
•

acquiring and disposing of properties, without prior approval of our Board of Directors, provided that such acquisitions or dispositions meet the criteria established by the Asset Management Agreement;

•

with respect to property acquisitions and dispositions which the Asset Manager may not execute pursuant to our Investment Policy without the prior approval of our Board of Directors (as described below), recommending such acquisitions and dispositions to our Board of Directors, and structuring, negotiating and executing any such property acquisitions and dispositions that are approved by our Board of Directors;

•

performing due diligence functions for all property acquisitions and dispositions and selecting and supervising all third parties necessary to assess the physical condition and other characteristics of properties, subject to any required review by our Board of Directors of such acquisitions;

•

coordinating the initial leasing of real properties at the time of acquisition to the extent acquired properties are not then subject to a lease, securing executed leases from qualified tenants and hiring all leasing agents;

•	arranging for financing and refinancing of properties and making any other changes in asset or capital structure of any of our properties;
•	monitoring compliance with any loan covenants, including any required reports to lenders, under financing documents;
•	overseeing the Company’s compliance with its SEC reporting obligations;
•

maintaining such data and other information concerning the activities of the Company as shall be needed to timely prepare and file all periodic reports and other information required to be filed with the SEC and any other regulatory agency pursuant to applicable law;

•	the reinvestment or distribution of the proceeds from the sale of any property;
•	the maintenance of our books and records and preparing, or causing to be prepared, statements and other relevant information for distribution to our stockholders;
•	monitoring our operations and expenses, including the preparation and analysis of our operating budgets, capital budgets and leasing plans;
•

preparing or having prepared by third parties such property and portfolio appraisals and market equity valuations as the Asset Manager in its sole discretion deemed necessary or desirable to assist the Independent Directors Committee in establishing the Determined Share Value on a quarterly basis;

•	from time to time, or as requested by our Board of Directors, delivering reports regarding its performance of services pursuant to the Asset Management Agreement;
•	managing and coordinating distributions to our stockholders and the members of the Operating Company as declared by our Board of Directors;
•	at the request of our Board of Directors, facilitating investor communications and stockholder approvals, including our annual stockholders meeting;
•	conducting our securities offerings, including preparing and keeping current offering materials, soliciting potential investors, accepting subscriptions, and conducting closings;
•	selecting and engaging on our behalf such third parties as the Asset Manager deemed necessary to the proper performance of its obligations under the Asset Management Agreement;
•	nominating two individuals for election to our Board of Directors;
•	performing any other powers which may be assigned or delegated to the Asset Manager by our Board of Directors from time to time; and
•	taking all such other actions and doing all things necessary or desirable to carry out the foregoing services.

Pursuant to our Investment Policy, the Asset Manager may make any acquisition or sale of any property or group of related properties involving up to $50.0 million for any single property or portfolio transaction, $75.0 million per cumulative tenant concentration, or $100.0 million per cumulative brand concentration, without approval of the Independent Directors Committee, provided that any such properties acquired otherwise met our Investment Policy and Property Selection Criteria, and any financing related to such acquisitions do not violate our Leverage Policy, as such are established by the Independent Directors Committee from time to time. Any property acquisitions or dispositions which do not satisfy the foregoing criteria require the prior approval of the Independent Directors Committee.

Fees Paid to our Asset Manager

Pursuant to the Asset Management Agreement, we pay the Asset Manager the fees described below.

•

An asset management fee, payable quarterly in advance, equal to 0.25% of the aggregate Determined Share Value as of the last day of the preceding calendar quarter, on a fully diluted basis as if all membership units in the Operating Company had been converted into shares of Common Stock on the last day of the immediately preceding calendar quarter. For the period from December 31, 2007 through December 31, 2017, the asset management fee payment for any quarter will be deferred, in whole or in part, if at any time during a rolling 12-month period cumulative distributions to our stockholders are below $3.50 per share. Any deferred asset management fees could be deferred indefinitely, will accrue interest at the rate of 7% per annum until paid and will be paid only from “available cash” (as defined below) after our cumulative distributions from inception equal to $3.50 per share annually have been paid. “Available cash” includes working capital and cash flow from operations plus proceeds from debt and equity financings and property sales, provided that such payments or transactions would not result in us exceeding our Leverage Policy as established by the Independent Directors Committee. No asset management fees have been deferred to date. During the years ended December 31, 2017 and 2016, we paid our Asset Manager asset management fees of approximately $14.8 million and $11.0 million, respectively.

•

An acquisition fee equal to 1% of the gross purchase price paid for each property we acquired (including properties contributed in exchange for membership units in the Operating Company); provided, however, that in the event that our acquisition of a property requires a new lease (as opposed to taking an assignment of an existing lease), such as in the case of a sale-leaseback transaction, the Asset Manager is entitled to an acquisition fee equal to 2% of the purchase price as a result of the additional leasing services required. During the years ended December 31, 2017 and 2016, we paid our Asset Manager aggregate acquisition fees of approximately $9.9 million and $8.1 million, respectively, which was comprised of base acquisition fees of approximately $6.6 million and $5.2 million, respectively, and approximately $3.3 million and $2.9 million, respectively, in additional fees for sale-leasebacks and the additional leasing services provided in those transactions.

•

In exchange for disposition services provided in connection with the disposition of any individual property or properties, a property sale disposition fee equal to 1.0% of the gross sales price received by the Operating Company for any such disposed of property.

•

A disposition event fee equal to 1.0% of the Aggregate Consideration (as defined below) received in connection with the (i) acquisition by any person of direct or indirect beneficial ownership of all or substantially all of our outstanding common stock or outstanding ownership interests in the Operating Company; (ii) any merger, consolidation or other similar transaction in which we are merged with or into, or otherwise acquired by, another entity; or (iii) the direct or indirect sale of all or substantially all of our assets or the assets of the Operating Company (a “Disposition Event”). A disposition event fee will not, however, be paid in connection with a listing of our Common Stock or other equity securities on a securities market or exchange, and the Asset Manager will not be entitled to receive both property sale disposition fees and a disposition event fee in connection with a Disposition Event. The Asset Management Agreement defines “Aggregate Consideration” as, with respect to a Disposition Event, the aggregate consideration, including cash, assumed debt, and the value (as determined by the Independent Directors Committee) of any securities paid or issued to us or our stockholders in connection with such Disposition Event, net of (i) all fees and transaction expenses and (ii) the value of all cash held by us (and the Operating Company) as of the time of the Disposition Event.

•

A marketing fee equal to 0.5% of all contributions of cash or property to our company or the Operating Company (excluding reinvestments of distributions pursuant to our distribution reinvestment plan), as compensation for its internal and third party offering and marketing costs and expenses. During the years ended December 31, 2017 and December 31, 2016, we paid our Asset Manager marketing fees of approximately $1.4 million and $1.3 million, respectively.

•	In certain circumstances, upon the termination of the Asset Management Agreement, we will pay the Asset Manager a termination fee (as discussed below).

Term

The Asset Management Agreement is effective as of January 1, 2018 and will continue in effect until December 31, 2018, unless earlier terminated pursuant to its terms (as discussed below). On January 1, 2019, the Asset Management Agreement will automatically renew for successive additional three-year terms, subject to earlier termination (as discussed below).

Termination

The Asset Management Agreement provides that it may be terminated (i) immediately by the Independent Directors Committee for Cause (as defined below), (ii) by the Independent Directors Committee, upon 30 days written notice to the Asset Manager, in connection with a change in control of the Manager, (iii) by the Independent Directors Committee, by providing the Asset Manager with written notice of termination not less than one year prior to the last calendar day of any renewal term of the Asset Management Agreement (i.e., December 31st of the third fiscal year of any renewal term), and (iv) by Asset Manager upon written notice to us not less than one year prior to the last calendar day of any renewal term of the Asset Management Agreement. In addition, the Asset Management Agreement provides that it will automatically terminate in the event of a Disposition Event. The Asset Management Agreement defines “Cause” to include: (i) fraud, gross negligence or breach of fiduciary duty by the Asset Manager or its affiliates, (ii) willful misconduct by the Asset Manager or its affiliates which could reasonably be expected to materially adversely affect our good name, reputation or business, (iii) any material violation of the Asset Management Agreement by the Asset Manager that, after written notice thereof, is not cured within 30 days, (iv) the Asset Manager’s bankruptcy or insolvency, or (v) any affiliate of the Asset Manager being convicted of or pleading “guilty” or “no contest” to a felony in connection with the performance of the Asset Manager’s duties which could reasonably be expected to materially adversely affect our good name, reputation or business.

Key Person Event

The Asset Management Agreement provides that, upon a Key Person Event (as defined below), the Asset Manager will have a period of 60 days to present to the Independent Directors Committee two individuals to serve as Chairman and Chief Executive Officer (or comparable executive positions with substantially the same responsibilities) of the Manager (such individuals, “Replacement Nominees”). Upon receipt of the Replacement Nominees, the Independent Directors Committee will have a period of up to six months (the “Review Period”) to consider the Replacement Nominees and to reasonably request additional information regarding the Replacement Nominees. If, prior to the expiration of the Review Period, (i) the Independent Directors Committee elects not to approve the Replacement Nominees and (ii) the Asset Manager and the Independent Directors Committee have been unable, despite mutual good faith efforts, to agree upon suitable alternative individuals to appoint as the Chairman and Chief Executive Officer of the Manager, the Independent Directors Committee will have the right to terminate the Asset Management Agreement upon written notice to the Asset Manager on or prior to the last day of the Review Period, with such termination effective 12 months from the date of such notice.

The Asset Management Agreement defines a “Key Person Event” as any event or circumstance which results in both of Amy L. Tait, our Executive Chairman of the Board and Chief Investment Officer, and Christopher J. Czarnecki, our Chief Executive Officer and a member of our Board of Directors (or their respective successors and replacements, as approved by the Independent Directors Committee) no longer continuing to serve as the Chairman and Chief Executive Officer (or comparable executive positions), respectively, of the Manager for a continuous period of 60 days.

Termination Fees

The Asset Management Agreement provides that if the Asset Management Agreement is terminated (i) by the Independent Directors Committee in connection with a change of control of the Manager, or (ii) by the Independent Directors Committee by providing notice at least one year prior to the last calendar day of any renewal term, the Operating Company will pay the Asset Manager a fee equal to three times the asset management fee (as discussed above) to which the Asset Manager was entitled during the 12-month period immediately preceding the effective date of such termination (the “Termination Fee”).

The Termination Fee is also payable to the Asset Manager in the event that the Asset Management Agreement is terminated (i) by the Independent Directors Committee in connection with a Key Person Event (as discussed above) or (ii) automatically upon a Disposition Event.

Property Management Agreement

Services provided by the Manager under the terms of the Property Management Agreement include the following:

•

performing all duties of the landlord relating to property operation, maintenance, and day-to-day management under all property leases, including monitoring our tenants’ compliance with the terms of their leases, ensuring property taxes are timely paid, and arranging for, or requiring our tenants to maintain, comprehensive insurance coverage on our properties;

•	performing any maintenance services required pursuant to a property’s lease or required pursuant to any agreement related to the financing of a property;
•

selecting or replacing vendors that provide goods or services to our properties, provided such selection or replacement is reasonably required within the ordinary course of the management, operation, maintenance and leasing of a property and the cost of such vendor is justified based upon market rates;

•

promptly forwarding to us upon receipt all notices of violation or other notices from any governmental authority or insurance company, and making such recommendations regarding compliance with such notices as is appropriate;

•	selecting and hiring employees and independent contractors to maintain, operate and lease our properties;
•

entering into and renewing contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental properties and pursuant to the terms of each property’s lease;

•

analyzing all bills received for services, work and supplies in connection with maintaining and operating our properties, paying all such bills, and, if requested by us, paying utility and water charges, sewer rent and assessments, any applicable taxes, including, without limitation, any real estate taxes, and any other amount payable in respect to our properties not directly paid by tenants;
•	collecting all rent and other monies due from tenants and any sums otherwise due to us with respect to our properties in the ordinary course of business;
•	establishing and maintaining in accordance with the Property Management Agreement a separate checking account for funds relating to our properties; and
•

placing and removing, or causing to be placed and removed, such signs upon our properties as the Manager deems appropriate, subject, to the terms and conditions of the leases at our properties and to applicable law.

Fees Paid to our Manager

Pursuant to the Property Management Agreement, we pay the Manager the fees described below.

•

A monthly property management fee equal to 3% of the gross rentals collected each month from our properties (including all base rent, additional rent, and all other charges, fees and commissions paid for use pursuant to our properties’ leases). During the years ended December 31, 2017 and 2016, we paid our Manager property management fees of approximately $5.0 million and $3.9 million, respectively.

•

In connection with execution of new leases after the initial acquisition of a property, a re-leasing fee equal to one month’s rent if the lease is with an existing tenant, or two month’s rent if the tenant is new to the property (whether or not the Manager engaged a broker to lease the property on behalf of the Operating Company). During the years ended December 31, 2017 and 2016, we did not pay our Manager any re-leasing fees.

•	In certain circumstances, upon the termination of the Property Management Agreement, we will pay the Manager a termination fee (as discussed below).

Term

The Property Management Agreement is effective as of January 1, 2018 and will continue in effect until December 31, 2018, unless earlier terminated pursuant to its terms (as discussed below). On January 1, 2019, the Property Management Agreement will automatically renew for successive additional three-year terms, subject to earlier termination (as discussed below).

Termination

The Property Management Agreement includes the concept of a Termination Event, which concept mirrors the Disposition Event concept in the Asset Management Agreement (as discussed above).

The Property Management Agreement may be terminated (i) immediately by the Independent Directors Committee for Cause (defined in the same manner as Cause is defined in the Asset Management Agreement), (ii) by the Independent Directors Committee, upon 30 days written notice to the Manager, in connection with a change in control of the Manager, (iii) by the Independent Directors Committee, by providing the Manager with written notice of termination not less than one year prior to the last calendar day of any renewal term of the Property Management Agreement, and (iv) by the Manager upon written notice to us not less than one year prior to the last calendar day of any renewal term of the Property Management Agreement. In addition, the Property Management Agreement provides that it will automatically terminate in the event of a Termination Event, which is defined in the same manner as a Disposition Event is defined in the Asset Management Agreement.

Key Person Event

The Property Management Agreement includes the same Key Person Event concept and related termination rights of the Independent Directors Committee as are included in Asset Management Agreement (as discussed above).

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee and Board of Directors has determined to engage Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP has acted as our independent registered public accounting firm for our two most recent fiscal years. Although ratification by stockholders of this selection is not required, the selection of Deloitte & Touche LLP as our independent registered public accounting firm will be presented to the stockholders for their ratification at the Annual Meeting. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she so desires to do so, and will be available to respond to appropriate questions.

Fees Paid to Deloitte & Touche LLP

The following table shows the amounts that were billed to us by Deloitte & Touche LLP during the last two fiscal years for “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees”, respectively:

Fee Type	Fiscal Year Ended December 31, 2017	Fiscal Year Ended December 31, 2016
Audit Fees	$580,222	$458,075
Audit-Related Fees	—	—
Tax Fees	351,285	—
All Other Fees	—	—
Total	$931,507	$458,075

Audit Fees. These amounts relate to the annual audit of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. These amounts relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees”, above. Deloitte & Touche LLP did not provide any services billed under this category for the last two fiscal years.

Tax Fees. These amounts relate to professional services for tax compliance, advice and planning. For the fiscal year ended December 31, 2016, such services were provided to us by our former principal accountant.

All Other Fees. These amounts relate to other products and services not considered to fall under the categories above. No additional services were provided by Deloitte & Touche LLP to us for the last two fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services that may be provided by our independent registered public accounting firm. Committee pre-approval is not required for all audit and non-audit services customarily included in the performance of independent audit engagements related to the review and issuance of annual financial statements and opinion letters, so long as the services to be performed are included in the audit engagement letter. All audit and non-audit services performed by Deloitte & Touche LLP during the fiscal years ended December 31, 2017, and December 31, 2016, were pre-approved in accordance with this policy. These services have included audit services, tax services, and all other services. The Audit Committee did not pre-approve any other products or services that did not fall into these categories, and Deloitte & Touche LLP provided no other products or services during the past two fiscal years.

Our Board of Directors unanimously recommends you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018.

OTHER MATTERS

As of the date of this proxy statement, neither our management nor our Board of Directors knows of any matters to come before the Annual Meeting other than the matters presented herein. If, however, any other matters do properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons designated as proxies to vote in accordance with their discretion with respect to such matters insofar as such proxies are not limited to the contrary.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

We and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Broadstone Net Lease, Inc., Attn: Investor Relations, 800 Clinton Square, Rochester, New York 14604 or by telephone at 585-287-6500.

PROPOSALS FOR NEXT ANNUAL MEETING

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at our 2019 annual meeting of stockholders must cause such proposal to be received at our principal executive offices located at 800 Clinton Square, Rochester, New York 14604, Attention: Secretary, no later than November 23, 2018 in order for the proposal to be considered for inclusion in our proxy statement for that meeting; provided, however, that in the event that the date of the 2019 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the 2018 Annual Meeting, the deadline for the delivery of such stockholder proposal will be a reasonable time prior to the date we begin to print and send our proxy materials. Stockholders also must follow the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act.

Pursuant to Section 2.12(a)(2) of our Bylaws, if a stockholder wishes to present a proposal at the 2019 annual meeting of stockholders, whether or not the proposal is intended to be included in the proxy statement for that meeting, the stockholder must give advance written notice thereof to our Secretary at our principal executive offices, no earlier than October 24, 2018 and no later than 5:00 p.m., Eastern Time, on November 23, 2018; provided, however, that in the event that the date of the 2019 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the 2018 Annual Meeting, written notice of a stockholder proposal must be delivered not earlier than the 150th day prior to the date of the 2019 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2019 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made. Any stockholder proposals not received by us by the applicable date in previous sentence will be considered untimely. Rule 14a-4(c) promulgated under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits with respect to such untimely proposals. We presently anticipate holding the 2019 annual meeting of stockholders in May 2019.

ANNUAL REPORT

A copy of the 2017 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge from our website at http://investors.bnl.broadstone.com, or by calling our Investor Relations team at 585-287-6500.

ADSTONE NET LEASE, INC.  ANNUAL MEETING OF STOCKHOLDERS  TO BE HELD ON MAY 8, 2018  The undersigned stockholder of Broadstone Net Lease, Inc. (the “Company”) hereby appoints as proxy John Moragne and Chris Czarnecki, each acting alone, with the power to appoint her/his substitute, and hereby authorizes each such proxy to represent and to vote as designated below all shares of Common Stock of the Company held by the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 8, 2018, or any adjournment thereof (if no vote is specified, the proxy holders will vote in favor of the nominees for election to the Board of Directors and ratification of the appointment of our independent accounting firm).  Each proxy holder is hereby authorized to vote in the discretion of such proxy holder upon such other business as may legally come before the meeting or any adjournment thereof.  Shares represented by this proxy will be voted by the proxy holders. If no such directions are indicated, the proxy holders will have authority to vote FOR all nominees and FOR Proposal 2.  PXY-BNL18-V4  Please fold here—Do not separate  PLEASE BE SURE TO MARK, SIGN AND DATE THIS CARD ON THE REVERSE SIDE  Scan code for mobile voting  PROXY TABULATOR  PO BOX 8035  CARY, NC 27512-9916  P.O. BOX 8035, CARY, NC 27512-9916  YOUR VOTE IS IMPORTANT!  PLEASE VOTE BY:  INTERNET  Go To: www.proxypush.com/broadstone  • Cast your vote online.  • Have your Proxy Card ready.  • Follow the simple instructions to record your vote.  PHONE  Call 1-866-390-5372  • Use any touch-tone telephone.  • Have your Proxy Card ready.  • Follow the simple recorded instructions.  MAIL  • Mark, sign and date your Proxy Card.  • Fold and return your Proxy Card in the postage-paid envelope provided with the address below showing through the window.

BROADSTONE NET LEASE, INC.   2018 ANNUAL MEETING OF STOCKHOLDERS   TUESDAY, MAY 8, 2018 3PM EST   DRYDEN THEATRE AT THE GEORGE EASTMAN MUSEUM   900 EAST AVE, ROCHESTER, NY 14607   Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:   The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and   Annual Report are available at www.proxypush.com/broadstone   PXY-BNL18-V4   IF THE PROXY IS SIGNED, SUBMITTED, AND NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE PROPOSALS.   TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2:   1. Election of Directors:   (01) Christopher J. Czarnecki   (02) Laurie A. Hawkes   (03) David M. Jacobstein   (04) Thomas P. Lydon, Jr.   (05) Geoffrey H. Rosenberger – Lead Independent Director   (06) Shekar Narasimhan   (07) Dr. James H. Watters   2. Ratification of Deloitte & Touche LLP as our independent accounting firm for our fiscal year ending December 31, 2018.   FOR   AGAINST   ABSTAIN   FOR   AGAINST   ABSTAIN   Meeting Attendance: Mark the box to the right if you plan to attend the Annual Meeting.   Please sign exactly as your name appears on this Proxy. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian, etc., please so indicate. Corporate or partnership proxies should be signed by an authorized person indicating the person’s title.   Signature and Title, if applicable   Additional Signature (if held jointly)   Date